                                                                      EXHIBIT 11


                            TRANSCEND SERVICES, INC.

                         COMPUTATIONS OF LOSS PER SHARE
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


                                                         1997          1996         1995
                                                         ----          ----         ----
Loss from continuing operations...................  ($3,792,000)  ($5,661,000)  ($3,665,000)
Loss from discontinued operations.................     (147,000)   (1,582,000)     (479,000)
                                                    -----------   -----------   -----------
Net Loss..........................................  ($3,939,000)  ($7,243,000)  ($4,144,000)

Dividends on Preferred Stock......................      (59,000)           --            --
                                                    -----------   -----------   -----------
Net Loss  to Common Stockholders..................  ($3,998,000)  ($7,243,000)  ($4,144,000)

Weighted Average Shares Outstanding (1)...........   20,279,000    19,517,000    18,626,000

Basic and Diluted net loss per common share:

 Loss from continuing operations..................       ($0.19)       ($0.29)       ($0.20)

 Loss from discontinued operations................        (0.01)        (0.08)        (0.02)
                                                    -----------   -----------   -----------
Net Loss..........................................       ($0.20)       ($0.37)       ($0.22)
                                                    ===========   ===========   ===========

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(1) In 1997, 1996 and 1995, the common stock equivalents related to stock options were not included in the computation due to there being an antidilutive effect.